Exhibit (12)

Seward & Kissel llp 901 K STREET, N.W. WASHINGTON, D.C. 20001

WRITER’S DIRECT DIAL:	TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

January 23, 2026

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF
66 Hudson Boulevard East, 26th Floor

New York, New York 10001

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

66 Hudson Boulevard East, 26th Floor

New York, New York 10001

Re:	Acquisition of the Assets and Assumption of the
Liabilities of the Emerging Markets Portfolio by AB Emerging
Markets Opportunities ETF

Ladies and Gentlemen:

I.                   Introduction

We have acted as counsel to Emerging Markets Portfolio, a series of Sanford C. Bernstein Fund, Inc., a Maryland corporation (the “Acquired Fund”), and AB Emerging Markets Opportunities ETF, a series of AB Active ETFs, Inc., a Maryland corporation (the “Acquirer”), in connection with the acquisition provided for in the Agreement and Plan of Acquisition and Termination among Acquired Fund, Acquirer and AllianceBernstein L.P. (the “Adviser”), dated as of August 6, 2025 (the plan of acquisition, the “Plan” and the acquisition itself, the “Acquisition”). Pursuant to Section 7(d) of the Plan, Acquired Fund and Acquirer have requested our opinion as to certain of the United States federal income tax consequences to Acquirer, Acquired Fund and the shareholders of Acquired Fund (“Acquired Fund Shareholders”) in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

II.                Relevant Facts

The Acquired Fund and Acquirer each are a series of an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Act”). Acquirer operates as an exchange-traded fund (“ETF”) in accordance with the requirements of Rule 6c-11 under the Act.

The Plan and the Acquisition have been approved by the Board of Directors of Acquired Fund and the Board of Directors of Acquirer. The terms and conditions of the Acquisition are set forth in the Plan.

Pursuant to the Plan, Acquired Fund will transfer all of its Assets to Acquirer in exchange for shares of common stock of Acquirer (“Acquirer Shares”) and the assumption by Acquirer of all the Liabilities of Acquired Fund existing at the Effective Time of the Acquisition. At the Closing Date or as soon as reasonably practicable thereafter, Acquired Fund will liquidate and distribute all of the Acquirer Shares that it received in connection with the Acquisition plus cash received in lieu of fractional shares to those then former Acquired Fund Shareholders in exchange for all of the then outstanding shares of Acquired Fund (“Acquired Fund Shares”). Upon completion of the Acquisition, each such former Acquired Fund Shareholder will be the owner of Acquirer Shares and cash received in lieu of fractional shares equal in net asset value as of the Closing Date to the net asset value of the Acquired Fund Shares such shareholder held prior to the Acquisition.1 Pursuant to the Plan, the expenses of Acquired Fund relating to the Acquisition shall be borne by Acquired Fund, and the expenses of Acquirer relating to the Acquisition will be borne by the Adviser pursuant to a separate existing agreement between Acquirer and the Adviser.

The stated investment objective of Acquirer is to seek long-term growth of capital. To achieve this objective, Acquirer invests, under normal circumstances, at least eighty percent (80%) of its net assets in equity securities of issuers that are economically tied to emerging markets, where “emerging markets” are countries considered to be developing countries by the international financial community and include, but are not limited to, those countries included in an emerging or frontier markets index by a recognized index provider, such as the Morgan Stanley Capital International (“MSCI”) Emerging Markets Index. Acquirer pursues this strategy by investing in a portfolio managed and constructed by a single team, using its own distinct process and philosophy (the “EMOP strategy”).

The stated investment objective of Acquired Fund is to provide long-term capital growth through investments in equity securities of companies in emerging-market countries. Acquired Fund’s portfolio is currently comprised of three distinct investment styles: the EMOP Strategy (the strategy currently being executed by Acquirer), Emerging Markets Value and Emerging Markets Growth. To achieve its objective, Acquired Fund invests, under normal circumstances, at least eighty percent (80%) of its net assets in securities of companies in emerging markets. Issuers of such securities may be large-, mid-, or small-capitalization companies. The Adviser determines which countries are emerging-market countries, and in general, these are the countries considered to be developing countries by the international financial community and include those countries considered by MSCI to have an “emerging or frontier stock market.”

1A small number of Acquired Fund Shares will be redeemed for cash in advance of the Acquisition because they cannot hold shares of an ETF in their brokerage account.

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

Acquired Fund combines multiple distinct style-focused investment strategies (the EMOP Strategy, Emerging Markets Value and Emerging Markets Growth), supported by research from across multiple teams, to construct a diversified and style-balanced, core portfolio.

For regulatory and other non-tax reasons, Acquired Fund is expected to dispose of up to approximately 42% of its securities holdings prior to the Acquisition. Approximately 16% of those securities holdings are expected to be reacquired by Acquirer shortly after the Acquisition.

In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquirer relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Acquired Fund and Acquirer:

(1)       Each of Acquired Fund and Acquirer: (a) is a “fund” (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the “Code”)); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a “RIC”) for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

(2)       The Adviser will operate the business of Acquired Fund in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, Acquired Fund will conduct its “historic business” (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner, provided, however, that Acquired Fund may dispose of certain securities for regulatory reasons.

(3)       Following the Acquisition, Acquirer will continue in the same business as it conducted prior to the Acquisition and will continue to invest its assets in accordance with the description of its investment activities set forth in its prospectus. Immediately prior to the Acquisition, (1) Acquired Fund pursues, among other strategies, an EMOP strategy and (2) Acquirer pursues an EMOP strategy.  Acquirer will continue to invest a portion of its assets in accordance with the EMOP strategy after the Acquisition.

(4)       The Acquired Fund Shareholders will not receive consideration pursuant to the Acquisition other than Acquirer Shares and cash received in lieu of fractional shares.

(5)       The Acquired Fund Shareholders will pay any expenses incurred by them in connection with the Acquisition.

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

(6)       The Liabilities of Acquired Fund to be assumed by Acquirer in the Acquisition have been incurred in the ordinary course of business of Acquired Fund or incurred by Acquired Fund solely and directly in connection with the Acquisition.

(7)       During the five-year period ending at the Effective Time, (a) neither Acquired Fund nor any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquirer Shares or Acquired Fund Shares, except for Acquired Fund Shares redeemed in the ordinary course of Acquired Fund’s business as an open-end investment company as required by Section 22(e) of the Act, and (b) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund’s historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

(8)       Acquirer has no plan or intention to issue additional Acquirer Shares following the Acquisition, except for Acquirer Shares issued in the ordinary course of its business as an open-end investment company operating as an ETF. Neither Acquirer nor any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it has any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquirer Shares issued to the Acquired Fund Shareholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business.

(9)       During the five-year period ending at the Effective Time, neither Acquirer nor any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Acquired Fund Shares with consideration other than Acquirer Shares.

(10)       Without limiting the effect of paragraphs 7, 8 and 9 above, the aggregate value of the acquisitions, redemptions and distributions described in such paragraphs will not exceed fifty percent (50%) of the aggregate value (without giving effect to such acquisitions, redemptions, and distributions) of all of the equity securities issued by Acquired Fund at the Effective Time.

(11)

(a) There is no plan or intention of the Acquired Fund Shareholders to redeem, sell or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Acquisition to any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Acquired Fund or Acquirer or (ii) any portion of the Acquirer Shares they receive in the Acquisition to any person “related” (within such meaning) to Acquirer.

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

(b) It is not anticipated that dispositions of those Acquirer Shares at the time of, or immediately after, the Acquisition will exceed the usual rate and frequency of dispositions of Acquired Fund Shares as an open-end investment company.

(c) It is expected that the percentage of Acquired Fund Shares, if any, that will be disposed of as a result of, or at the time of, the Acquisition will be de minimis and that there will be no extraordinary redemptions of Acquired Fund Shares immediately following the Acquisition.

(12)       The fair market value of the Assets of Acquired Fund transferred to Acquirer will equal or exceed the sum of (a) the amount of Liabilities of Acquired Fund assumed by Acquirer, and (b) the amount of Liabilities, if any, to which the transferred Assets are subject.

(13)       There are no pending or threatened claims or assessments that have been asserted by or against Acquired Fund, other than any disclosed and reflected in the net asset value of Acquired Fund.

(14)       There are no unasserted claims or assessments against Acquired Fund that are probable of assertion.

(15)       There is no plan or intention for Acquirer to be dissolved or merged into another business trust or a corporation or any “fund” thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

(16)       At no time during the five-year period ending at the Effective Time has Acquirer directly or indirectly owned any Acquired Fund Shares.

(17)       The fair market value of the Acquirer Shares and cash received in lieu of fractional shares each Acquired Fund Shareholder receives in connection with the Acquisition will be approximately equal to the fair market value of the Acquired Fund Shares it surrenders in exchange therefor.

(18)       Pursuant to the Acquisition, Acquired Fund will transfer to Acquirer, and Acquirer will acquire, at least ninety percent (90%) of the fair market value of the net assets, and at least seventy percent (70%) of the fair market value of the gross assets, that Acquired Fund held immediately before the Acquisition. For purposes of the foregoing, any amounts Acquired Fund uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except (a) redemptions in the ordinary course of its business, and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay United States federal income tax and/or the excise tax under Section 4982 of the Code) will be included as Assets held thereby immediately before the Acquisition.

(19)       There is no intercompany indebtedness between Acquirer and Acquired Fund that was issued, acquired, or will be settled, at a discount.

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

(20)       The sum of (a) the expenses incurred by Acquired Fund pursuant to the Plan and (b) the Liabilities of Acquired Fund to be assumed by Acquirer in the Acquisition will not exceed twenty percent (20%) of the fair market value of the assets of Acquired Fund transferred to Acquirer pursuant to the Acquisition.

III.             Relevant Law

A corporation which is a “party to a reorganization” will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.2 Likewise, the shareholders of a corporation will not recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.3

In order to be a treated as a “reorganization,” a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

Code Section 368(a)(1)(C) provides that a “reorganization” includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code Section 368(a)(2)(F) provides that two or more investment companies may engage in a “reorganization” only if each of them is either a RIC, a real estate investment trust or meets certain diversification requirements.

In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest (“COI”) requirement, and the continuity of business enterprise (“COBE”) requirement.4

In order to satisfy the COI requirement, “a substantial part of the value of the proprietary interests in the target corporation [must] be preserved.”5 This is accomplished “if, in a potential reorganization, [a proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation…”6 For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.7

In order to satisfy the COBE requirement, a reorganization may satisfy either the “historic business test” or the “historic asset test.” Under the “historic business test,” an acquiring corporation can establish COBE if it either (i) continues the target’s historic business, or (ii)

2 Code § 361.

3 Code § 354.

4 Treas. Reg. § 1.368-1(b).

5 Treas. Reg. § 1.368-1(e)(1)(i).

6 Id.

7 Treas. Reg. § 1.368-1(e)(3).

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business. Under the “historic asset test,” an acquiring corporation can establish asset continuity if it uses a “significant” portion of the target’s historic business assets in a business. “Historic business assets” may include stock, securities, or intangible operating assets if they are used in the target’s historic business.8

In interpreting the “historic business test” in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.9

The Acquisition will be a transfer of substantially all of the Assets of Acquired Fund to Acquirer, each of which is a corporation, in exchange solely for Acquirer Shares and cash received in lieu fractional shares, which shares and cash will then be distributed to Acquired Fund Shareholders pursuant to the liquidation of Acquired Fund. Therefore, the Acquisition will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a “reorganization.”

Since each of Acquired Fund and Acquirer is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a “reorganization.”

Based upon the representations made above with respect to acquisitions of Acquired Fund Shares by persons “related” to Acquirer, each Acquired Fund Shareholder will receive Acquirer Shares as a result of the Acquisition. Therefore, the Acquisition will satisfy the COI requirement.

Acquired Fund and Acquirer are each historically engaged in the business of investing in equity securities of emerging market issuers, specifically “emerging markets” identified by the Morgan Stanley Capital International index or other recognized index providers. In addition, each of Acquired Fund and Acquirer pursues a strategy that focuses on generating long-term capital growth.

Although each of Acquired Fund and Acquirer pursues an emerging markets investment strategy, each does so in a somewhat different manner. While both Acquired Fund and Acquirer are “core” strategies from a style standpoint and ultimately pursue similar objectives, they currently take different approaches to do so. As noted above, Acquired Fund combines multiple distinct style-focused investment strategies (EMOP Strategy, Emerging Markets Value and Emerging Markets Growth), supported by research from across multiple teams, to construct a diversified and style-balanced, core portfolio. In contrast, Acquirer invests in a portfolio managed and constructed separately by a single team, using its own distinct process and philosophy (the EMOP strategy). Acquired Fund is also designed to have higher turnover and to have a larger

8Treas. Reg. § 1.368-1(d)(1)-(3).

9Rev. Rul. 87-76, 1987-2 C.B. 84.

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

number of holdings (130-180 names) than the more concentrated portfolio holdings of Acquirer (50-70 names). Acquired Fund typically invests in more than 20 countries – the breadth of its investment universe requires significant research support, with analysts supporting its investments (drawn from the growth, value and emerging markets equities analyst teams). In addition, Acquirer is not currently expected to hedge or actively manage its currency exposure (although it will have the ability to do so), while Acquired Fund engages in currency hedging to mitigate risk. Acquired Fund may at times have large country overweights and underweights versus the benchmark, and currency hedging is implemented to reduce these country-specific currency risks. Acquirer’s country overweights and underweights versus its benchmark would be more limited (typically +/- 5%), thereby limiting country-specific currency risk relative to the benchmark.

In order to satisfy the COBE requirement, either the “historic business” or “historic asset” requirement can be satisfied. The “historic business” requirement can be satisfied if an acquirer continues any significant historic line of business of the acquired entity if the acquired entity has more than one line of business. As noted above, each of Acquired Fund and Acquirer are in the business of investing in emerging market equity securities, although they have somewhat different styles of doing so. Based upon the above, we believe that Acquired Fund and Acquirer are engaged in the same historic business of investing in equity securities of emerging markets and Acquirer will continue to pursue this historic business after the Acquisition. Even if the businesses are defined more narrowly based on the style of investment10, we note that Acquirer and Acquired Fund each utilize an EMOP strategy to invest in emerging markets. Acquirer has represented that it will continue that strategy for a portion of its assets after the Acquisition. As noted above, any significant historic line of business of the acquired entity can suffice for COBE purposes if the acquired entity has more than one line of business. Therefore, in our view, the Acquisition will satisfy the “historic business test” of the COBE requirement for a “reorganization.”

IV.             Opinions

Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for United States federal income tax purposes:

(1)       The Acquisition will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquirer and Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

10 We note that there is no precedent for so narrowly defining a line of business for COBE purposes

AB Active ETFs, Inc. – AB Emerging Markets Opportunities ETF

Sanford C. Bernstein Fund, Inc. – Emerging Markets Portfolio

January 23, 2026

(2)       The Acquired Fund Shareholders will not recognize any gain or loss on the exchange of Acquired Fund Shares for the Acquirer Shares, except with respect to cash received in lieu of fractional shares, if any, in connection with the Acquisition.

(3)       Neither Acquired Fund nor Acquirer will recognize any gain or loss upon the transfer by Acquired Fund of all of its Assets to Acquirer solely in exchange for Acquirer Shares and the assumption by Acquirer of the Liabilities pursuant to the Plan or upon the distribution of Acquirer Shares to Acquired Fund Shareholders in exchange for their respective Acquired Fund Shares.

(4)       The holding period and aggregate tax basis of the Assets acquired by Acquirer will be the same as the holding period and aggregate tax basis that Acquired Fund had in the Assets immediately prior to the Acquisition.

(5)       The aggregate tax basis of Acquirer Shares received in connection with the Acquisition by each Acquired Fund Shareholders will be the same as the aggregate tax basis of the Acquired Fund Shares surrendered in exchange therefore decreased by any cash received and increased by any gain recognized on the exchange.

(6)       The holding period for Acquirer Shares that the Acquired Fund Shareholder receives pursuant to the Acquisition will include the holding period for the Acquired Fund Shares the shareholder holds immediately before the Acquisition, provided that the shareholder holds the shares as capital assets at the time of the Acquisition.

(7)       Acquirer will succeed to the capital loss carryovers of Acquired Fund, if any, under Section 381 of the Code, but Acquirer’s use of any such capital loss carryovers (and of any capital loss carryovers of Acquirer) may be subject to limitation under Section 383 of the Code.

Notwithstanding the above, we express no view with respect to the effect of the transaction on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under United States federal income tax principles. In addition, this opinion does not address the United States federal income tax consequences to the Acquired Fund or an Acquired Fund Shareholder of the disposition by the Acquired Fund of any securities prior to the Acquisition.

Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours,

/s/ Seward & Kissel LLP